                      FORM OF COMMON SHARE ($1.50) WARRANT

Date:                               ,

NEITHER THIS WARRANT, NOR THE SHARES TO BE ISSUED UPON EXERCISE HEREOF, HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 SECURITIES ACT"), OR QUALIFIED OR REGISTERED UNDER ANY STATE SECURITIES LAWS (THE "STATE SECURITIES LAWS"), AND THIS WARRANT HAS BEEN, AND THE COMMON SHARES TO BE ISSUED UPON EXERCISE HEREOF WILL BE, ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF. NO SUCH SALE OR OTHER DISPOSITION MAY BE MADE WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 SECURITIES ACT AND COMPLIANCE WITH THE APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE ISSUER AND ITS COUNSEL, THAT SAID REGISTRATION IS NOT REQUIRED UNDER THE 1933 SECURITIES ACT AND THAT APPLICABLE STATE SECURITIES LAWS HAVE BEEN COMPLIED WITH.

TRANSFER AND VOTING OF THE SHARES PURCHASABLE BY THIS WARRANT ARE SUBJECT TO THE TERMS OF A VOTING TRUST AGREEMENT DATED NOVEMBER 10 1998 AMONG THE HOLDER AND OTHER INVESTORS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION.

This certifies that ("Purchaser" or "Holder"), [specify if individual or type of entity and address/place of business], or any party to whom this Warrant is assigned in compliance with the terms hereof (Purchaser and any such assignee being hereafter sometimes referred to as "Holder"), is entitled to subscribe for and purchase, during the period commencing at the date first set forth above and ending at 5 p.m. Toronto, Ontario, local time, on the fifth (5th) anniversary of such date, the number of shares of fully paid and nonassessable common shares (the "Common Shares") of Officeland Inc. (the "Company"), an Ontario corporation with its principal place of business at 312 Dolomite Drive, Suite 212, Toronto, Ontario, M3J 2N2, that have an aggregate purchase price equal to the Aggregate Price (as defined below). The purchase price of each such share shall be the Warrant Price as defined below. This Warrant will be initially exercisable for [specify number of shares equal to number shares issued/issuable to Holder upon conversion of his shares of Class B Stock] Common Shares. This Warrant is issued to Purchaser pursuant to the Restructured Purchase Agreement (as defined below).

                                    ARTICLE I
                                   DEFINITIONS

1.1 "Aggregate Price" shall mean [specify as product of (a) number of shares issued/issuable to Holder upon conversion of his shares of Class B Stock, multiplied by (b) $1.50 per Common Share

1.2 "Class A Stock" means the Class "A" Special Shares described in the Articles of Amendment of the Company filed June 4, 1998;

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1.3      "Class B Stock" means the Class "B" Special Shares described in the
         Restructured Articles of Amendment;

1.4      "Common Share Equivalents" shall mean Convertible Securities and
         Rights;

1.5 "Continuing Investors" means any one or more investors as may agree from time to time to acquire Rights under the Restructured Purchase Agreement;

1.6 "Convertible Securities"shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Shares, other than any Rights excluded from the definition of "Option" in Subsection 3.1(c)(i)(1);

1.7 "Effective Price" means the quotient obtained by dividing (i) Minimum Consideration by (ii) Maximum Shares Upon Exercise;

1.8 "Initial Purchase Agreement" means the Senior Subordinated Unsecured Convertible Notes Purchase Agreement made as of the 4th day of June, 1998 among Bassini, Playfair + Associates LLC, International Capital Partners, Inc., the Company and other parties named therein as "Purchasers" (a copy of which is attached as Exhibit B to the Restructured Purchase Agreement), as amended by the Initial Purchase Amending Agreement ;

1.9 "Initial Purchase Amending Agreement" means an amending agreement among each of the parties to the Initial Purchase Agreement, made as of the 23rd day of October, 1998, a copy of which is attached as Exhibit C to the Restructured Purchase Agreement;

1.10 "Maximum Shares Upon Exercise" means the maximum number of Common Shares issuable under a Common Share Equivalent upon complete exercise and full conversion of all Rights or Convertible Securities represented thereby, computed without regard to contingent adjustments to the number of shares issuable upon exercise and conversion (other than adjustments caused solely by the passage of time which increase the number of shares issuable upon exercise and conversion);

1.11 "Minimum Consideration" means the minimum aggregate consideration paid or payable at any time for the purchase of the Common Share Equivalents during the term of the Common Share Equivalents, and upon complete exercise and full conversion of the Common Share Equivalents, computed without regard to contingent adjustments to exercise or conversion price (other than adjustments caused solely by the passage of time which reduce such minimum aggregate consideration);

1.12 "Restructured Articles of Amendment" means the Company's Articles of Amendment specifying the rights, privileges, restrictions and conditions of the Class "B" Special Shares, a copy of which is attached as Exhibit E to the Restructured Purchase Agreement;

1.13 "Restructured Purchase Agreement" means that certain Senior Subordinated Unsecured Convertible Notes Purchase Agreement among the Company, Purchasers and certain other investors entered into on November 10, 1998;

1.14 "Restructured Rights Terms" has the meaning ascribed to it in the Restructured Purchase Agreement;

1.15 "Rights" means Shares or rights, options or warrants to subscribe for, purchase or otherwise acquire Shares or Convertible Securities;

1.16 "Shares" means shares of any class in the capital of the Company (other than the Class A Stock) which may be authorized for issuance from time to time by the Company; and

1.17 "Warrant Price" shall mean the price of a Common Share, as such amount may be adjusted from time to time. The initial Warrant Price is One Dollar and 50/100 Dollars ($1.50) per Common Share.

                                   ARTICLE II
                              EXERCISE AND PAYMENT

2.1 Cash Exercise. The purchase rights represented by this Warrant may be exercised by Holder, in whole or in part, by the surrender of this Warrant at the principal office of the Company, and by the payment to the Company, by certified, cashier's or other check acceptable to the Company, of an amount equal to the Aggregate Price of the Common Shares being purchased.

2.2      Net Issue Exercise. In lieu of exercising this Warrant pursuant to
         Section 2.1, Holder may elect to receive the number of Common Shares equal to the value of this Warrant (or of any portion thereof remaining unexercised) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to Holder a number of Common Shares computed using the following formula:

                  X = Y (A-B)
                      -------
                         A

         Where X = the number of Common Shares to be issued to Holder.

                  Y = the number of Common Shares purchasable under this Warrant (at the date of such calculation).

                  A = the fair market value of one Common Share (at the date of such calculation).

                  B = Warrant Price (as adjusted to the date of such calculation).

2.3 Fair Market Value. For purposes of this Section 2, fair market value of one Common Share shall mean:

         (i) The average of the closing prices of the Common Shares quoted on the Nasdaq SmallCap Market or any exchange on which the Common Shares are listed, whichever is applicable, as published in the Eastern Edition of The Wall Street Journal for the ten trading days prior to the date of determination of fair market value; or

         (ii) If the Common Shares are not traded on the Nasdaq SmallCap Market or on an exchange, the per share fair market value of the Common Shares shall be as determined by an independent appraiser appointed in good faith by the Company's Board of Directors. The cost of such appraisal shall be borne by the Company.

2.4 Share Certificate. In the event of any exercise of the rights represented by this Warrant, certificates for the Common Shares so purchased shall be delivered to Holder within a reasonable time and, unless this Warrant has been fully exercised or has expired, a new Warrant representing the Aggregate Price with respect to which this Warrant shall not have been exercised shall also be issued to Holder within such time.

2.5      Automatic Exercise.

         (i) To the extent this Warrant is not previously exercised, and if the fair market value of one of the Common Shares, as adjusted, is greater than the Warrant Price, this Warrant shall be deemed automatically exercised in accordance with
                  Section 2.2 hereof (even if not surrendered) immediately before its expiration. For purposes of such automatic exercise, the fair market value of one share of the Common Shares upon such expiration shall be the fair market value determined pursuant to Section 2.3 above.

         (ii) To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 2.5, the Company agrees to notify Holder within a reasonable period of time of the number of Common Shares, if any, Holder is to receive by reason of such automatic exercise.

2.6 Shares Fully Paid; Reservation of Shares. The Company covenants and agrees that all Common Shares which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof (excluding taxes based on the income of Holder). The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized a sufficient number of Common Shares as would be required upon the full exercise of the rights represented by this Warrant.

2.7 Fractional Shares. No fractional Common Shares will be issued in connection with any exercise hereof, but in lieu of a fractional share upon complete exercise hereof, Holder may purchase a whole share at the then effective Warrant Price.


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                                   ARTICLE III
                        CERTAIN ADJUSTMENTS OF NUMBER OF
                      SHARES PURCHASABLE AND WARRANT PRICE

         The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

3.1      Anti-Dilution.

                  (a) Adjustment for Recapitalization. If outstanding Common Shares shall be subdivided into a greater number of shares or a dividend in Common Shares shall be paid in respect of Common Shares, the Warrant Price in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If outstanding Common Shares shall be combined into a smaller number of shares, the Warrant Price in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased. When any adjustment is required to be made in the Warrant Price, the number of Common Shares purchasable upon conversion shall be changed to the number determined by dividing (i) an amount equal to the number of shares issuable upon exercise immediately prior to such adjustment, multiplied by the Warrant Price in effect immediately prior to such adjustment, by (ii) the Warrant Price in effect immediately after such adjustment.

         (b) Adjustment for Reorganization, Consolidation, Merger, etc. If there shall occur any capital reorganization or reclassification of the Common Shares (other than a change in par value or a subdivision or combination as provided for in subsection 3.1(a) above), or any consolidation or merger of the Company with or into another corporation, or a transfer of all or substantially all of the assets of the Company, then, as part of any such reorganization, reclassification, consolidation, merger or sale, as the case may be, lawful provision shall be made so that the Purchaser shall have the right thereafter to receive upon the exercise hereof the kind and number of shares or other securities or property which such Purchasers would have been entitled to receive if, immediately prior to any such reorganization, reclassification, consolidation, merger or sale, as the case may be, such Purchaser had held the number of Common Shares which were then purchasable upon the conversion of the Class B Stock or exercise of the Warrants. In any such case, appropriate adjustment (as reasonably determined by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Purchaser such that the provisions set forth in this Section 3.1 including provisions with respect to adjustment of the Warrant Price) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares or other securities or property thereafter deliverable upon the exercise.

                  Adjustments for Sale of Common Shares Below Warrant Price

                           (i)      Special Definitions.  For purposes of this
Subsection 3.1(c), the following definitions shall apply:

                           (1)      "Option" shall mean Rights, excluding (i)
up to that number of


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                                    Rights granted to employees or consultants
                                    of the Company pursuant to an option plan adopted by the Board of Directors (subject to appropriate adjustment for any stock dividend, stock split, combination or other similar recapitalization affecting such shares) set forth in the Disclosure Schedule to the Restructured Purchase Agreement; (ii) Rights granted by the Company prior to the Original Issue Date; (iii) any Rights granted by the Company to the Continuing Investors pursuant to the Restructured Purchase Agreement, provided that the terms attaching to such Rights are not materially less favorable to the Company than the Restructured Rights Terms; and (iv) for greater certainty, any Common Shares issued or to be issued by the Company as part of the consideration paid or payable to the vendors on the acquisition of any one or more of DocuTEAM Inc., Telecom Corporation of Chicago, Inc. or Eastern Equipment Brokers, Inc.;

                           (2)      "Original Issue Date" shall mean November
                                    10, 1998;

                           (3) "Additional Common Shares" shall mean all Common Shares issued (or, pursuant to Subsection 3.1(c)(iii) below, deemed to be issued) by the Company after the Original Issue Date, other than Common Shares issued or issuable:

                                    a.       by reason of a dividend, stock
                                             split, split-up or other
                                             distribution on Common Shares
                                             issued (or pursuant to Subsection
                                             3.1(c)(iii) below deemed to be
                                             issued) by the Company after the
                                             Original Issue Date; or

                                    b.       pursuant to or upon the exercise of
                                             Rights excluded from the definition
                                             of "Option" in Subsection
                                             3.1(c)(i)(1).

                           (4)      "Holders" shall mean the holders of
                                    Warrants, from time to time, issued for so long as such holders shall hold the Warrants.

                           (ii)     No Adjustment of Warrant Price.  No
adjustment in the number of Common Shares into which the Warrant is exercisable shall be made by adjustment in the applicable Warrant Price thereof; (i) unless the consideration per share (determined pursuant to Subsection 3.1(c)(v)) for an Additional Common Share issued or deemed to be issued by the Company is less than the applicable Warrant Price in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Shares, or (ii) if prior to such issuance, the Company receives written notice from the Representative on behalf of the holders of at least a majority of the Warrants or Class B Stock agreeing that no such adjustment shall be made as the result of the issuance of Additional Common Shares.

                           (iii) Issue of Securities / Deemed Issue of
Additional Common Shares.

                           (1) If the Company at any time or from time to time after the Original

                                    Issue Date shall issue any Options or
                                    Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Common Shares (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Common Shares shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 3.1(c)(v) hereof) of such Additional Common Shares would be less than the applicable Warrant Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be.

                           (2) No further adjustment in the Warrant Price shall be made upon the subsequent issue of Convertible Securities or Common Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities.

                           (3) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of Common Shares issuable, upon the exercise, conversion or exchange thereof, the Warrant Price computed upon the original issue thereof (or upon the Occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities.

                           (4) No readjustment pursuant to clause (3) above shall have the effect of increasing the Warrant Price to an amount which exceeds the lower of (i) the Warrant Price on the original adjustment date, or (ii) the Warrant Price that resulted from any other issuance of Additional Common Shares between the original adjustment date and such readjustment date.

                           (5) Upon the expiration or termination of any unexercised Option, the Warrant Price shall not be adjusted and the Additional Common Shares deemed issued as the result of the original issue of such Option shall not be deemed issued for the purposes of any subsequent adjustment of the Warrant Price.

                           (6) In the event of any change in the number of Common Shares issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Warrant Price then in effect shall forthwith be readjusted to such Warrant Price as would have been obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Shares upon the exercise or conversion of any such Option or Convertible Security.

                           (iv)     Adjustment of Warrant Price Upon Issuance of
Additional Common Shares. In the event the Company shall at any time after the Original Issue Date issue Additional Common Shares (including Additional Common Shares deemed to be issued pursuant to Subsection 3.1(c)(iii), but excluding shares issued upon a stock split or combination or as a dividend or distribution as provided in Subsection 3.1(a)), without consideration or for a consideration per share less than the applicable Warrant Price in effect on the date of and immediately prior to such issue (adjusted, if applicable, in the event that the Market Price Test or the Earnings Per Share Test described in section 6.13 of the Initial Purchase Agreement have been applied), then, and in such event, such Warrant Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Purchase Price by a fraction, (i) the numerator of which shall be (a) the number of Common Shares outstanding immediately prior to such issue plus (b) the number of Common Shares which the aggregate consideration received by the Company for the total number of Additional Common Shares so issued would purchase at such Warrant Price; and (ii) the denominator of which shall be the number of Common Shares outstanding immediately prior to such issue plus the number of such Additional Common Shares so issued; provided that, for the purpose of this subsection 3.1(c)(iv), all Common Shares issuable upon exercise of the Warrants outstanding immediately prior to such issue shall be deemed to be outstanding, and immediately after any Additional Common Shares are deemed pursuant to Subsection 3.1(c)(iii) (other than shares excluded from the definition of "Additional Common Shares"), such Additional Common Shares shall be deemed to be outstanding.

                  Notwithstanding the foregoing, the applicable Warrant Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $.01 or more.

                           (v)      Determination of Consideration.  For
purposes of this Subsection 3.1(c), the consideration received by the Company for the issue of any Additional Common Shares shall be computed as follows:

                           (i)      Cash and Property: Such consideration shall:

                           (1) insofar as it consists of cash, be computed at the aggregate of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends;

                           (2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                           (3) in the event Additional Common Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses
                                    (1) and (2) above, as determined in good faith by the Board of Directors.

                           (ii)     Options and Convertible Securities. The
consideration per share received by the Company for Additional Common Shares deemed to have been issued pursuant to Subsection 3.1(c)(iii) relating to Options and Convertible Securities shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Common Shares, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the maximum number of shares of Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

         (d) Certificate as to Adjustments. When any adjustment is required to be made in the Warrant Price, the Company at its expense shall promptly compute such adjustment in accordance with the terms of the Warrant and prepare a certificate executed by two executive officers of the Company setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Company shall forthwith mail to the Purchaser a copy of such certificate. Such certificate shall also set forth the kind and number of shares or other securities or property into which this Warrant shall be exercisable following the occurrence of any of the events specified in this Section 3.1.

         (e) Fractional Shares. The Company shall not be required upon the exercise of the Warrants to issue any fractional shares. In lieu of delivering such fractional interest, the Company shall pay an amount to the Holder equal to the fair market value of such fractional interest as of the date of exercise.

                                   ARTICLE IV
                           TRANSFER, EXCHANGE AND LOSS

4.1 Transfer. This Warrant is transferable on the books of the Company at its principal office by the registered Holder hereof upon surrender of this Warrant properly endorsed, subject to compliance with federal and state securities laws. The Company shall issue and deliver to the transferee (also referred to as a "Holder") a new Warrant or Warrants representing the Warrants so transferred. Upon any partial transfer, the Company will issue and deliver to Holder a new Warrant or Warrants with respect to the Warrants not so transferred. Notwithstanding the foregoing, Holder shall not be entitled to transfer a number of shares or an interest in this Warrant representing less than five percent (5%) of the aggregate shares initially covered by this Warrant. Any transferee shall be subject to the same restrictions on transfer with respect to this Warrant as the Purchaser.

4.2 Securities Laws. Upon any issuance of shares of Common Shares upon exercise of this Warrant, it shall be the Company's responsibility to comply with the requirements of: (1) the 1933 Securities Act; (2) the Securities Exchange Act of 1934, as amended; (3) any applicable listing requirements of any national securities exchange; (4) any state securities regulation or "Blue Sky" laws; and (5) requirements under any other law or regulation applicable to the issuance or transfer of such shares. If required by the Company, in connection with each issuance of Common Shares upon exercise of this Warrant, the Holder will give: (i) assurances in writing, reasonably satisfactory to the Company, that such shares are not being purchased with a view to the distribution thereof in violation of applicable laws, (ii) sufficient information, in writing, to enable the Company to rely on exemptions from the registration or qualification requirements of applicable laws, if available, with respect to such exercise, and (iii) its cooperation to the Company in connection with such compliance.

4.3 Exchange. This Warrant is exchangeable at the principal office of the Company for Warrants to purchase Common Shares at the same Aggregate Price purchasable hereunder, each new Warrant to represent the right to purchase such number of Common Shares as the pro rata portion of the Aggregate Price as Holder shall designate at the time of such exchange. Each new Warrant shall be identical in form and content to this Warrant, except for appropriate changes in the number of Common Shares covered thereby, the Aggregate Price of such shares, the percentage stated in Section 4.1 above, and any other changes which are necessary in order to prevent the Warrant exchange from changing the respective rights and obligations of the Company and the Holder as they existed immediately prior to such exchange.

4.4 Loss or Mutilation. Upon receipt by the Company of evidence satisfactory to it of the ownership of, and the loss, theft, destruction or mutilation of, this Warrant and (in the case of loss, theft, or destruction) of indemnity satisfactory to it, and (in the case of mutilation) upon surrender and cancellation hereof, the Company will execute and deliver in lieu hereof a new Warrant.

                                    ARTICLE V
                                  HOLDER RIGHTS

5.1 No Shareholder Rights Until Exercise. No Holder, solely by virtue hereof, shall be entitled to any rights as a shareholder of the Company. Holder shall have all rights of a shareholder with respect to securities purchased upon exercise hereof at the time of cash or net issue exercise pursuant to Sections 2.1 and 2.2 hereof, or at the time of automatic exercise hereof (even if not surrendered) pursuant to
         Section 2.5 hereof.

                                   ARTICLE VI
                                  MISCELLANEOUS

6.1 Additional Covenants by the Company. The Company further covenants and agrees that it will:

                  a. Give each Holder prompt written notice of any intended changes to the composition of its capital structure, whether by issuance of new securities or otherwise;

                  b. Give each Holder written notice of any shareholders' meeting and will allow a representative of each Holder to attend such meetings;

                  c. Allow, upon reasonable notice and at reasonable times, the inspection of its minute book and other corporate records by a representative of the Holder;

                  d. Not engage, other than on arm's length terms, in any transaction with any of its shareholders or affiliates (as such term is defined under Rule 144 issued by the Securities and Exchange Commission under the 1933 Securities Act, as amended);

                  e. Provide Holder, within fifteen (15) days after the date of such filing, copies of all documents filed by the Company with the Securities and Exchange Commission including but not limited to all reports on Forms 20-F, 10-K, 10-Q, 8-K, 6-K and their exhibits.

6.2 Governmental Approvals. The Company will from time to time take all action which may be necessary to obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities and securities acts filings under federal and state laws, which may be or become requisite in connection with the issuance, sale, and delivery of this Warrant, and the issuance, sale and delivery of the Common Shares or other securities or property issuable or deliverable upon exercise of this Warrant.

6.3 Governing Laws. It is the intention of the parties hereto that the internal laws of the State of New York (irrespective of its choice of law principles) shall govern the validity of this warrant, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Notwithstanding the foregoing, the corporation laws of the Province of Ontario shall govern the procedural and substantive matters pertaining to the due authorization, issuance, delivery and exercise of this Warrant and the Common Shares upon exercise hereof. Except as set forth below, the parties hereby agree that any suit to enforce any provision of this Warrant arising out of or based upon this Warrant or the business relationship between any of the parties hereto shall be brought in the Supreme Court of the State of New York. Each party hereby agrees that such courts shall have personal jurisdiction and venue with respect to such party, and each party hereby submits to the personal jurisdiction and venue of such courts. In addition to the foregoing jurisdiction, Holder at its sole option, may commence any such suit in any jurisdiction in which the Company has a business office or is incorporated.

6.4 Binding Upon Successors and Assigns. Subject to, and unless otherwise provided in, this Warrant, each and all of the covenants, terms provisions, and agreements contained herein shall be binding upon, and inure to the benefit of the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

6.5 Severability. If any one or more provisions of this Warrant, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Warrant and the application of such provisions to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace any such void or unenforceable provisions of this Warrant with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

6.6 Default, Amendment and Waivers. This Warrant may be amended upon the written consent of the Company and the Holder. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

6.7 No Waiver. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

6.8 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Warrant, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitle to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys' fees.

6.9 Notices. Whenever any party hereto desires or is required to give any notices, demand, or request with respect to this Warrant, each such communication shall be in writing and shall be effective only if it is delivered by personal service, sent by facsimile or mailed, United States certified mail, overnight service, postage prepaid, return receipt requested, or Canadian registered mail, postage prepaid, return receipt requested, addressed as follows:

                  Company:          Officeland Inc.
                                    312 Dolomite Drive
                                    Suite 212
                                    Toronto, Ontario
                                    M3J 2N2

                                    Fax No.  (416) 736-8445

                  Holder:

                                    Fax No. (        )

         Such communication shall be effective when they are personally delivered, or faxed, to the addressee thereof; but if sent by certified mail or registered mail in the manner set forth above, they shall be effective one business day after being deposited in the United States mail or two business days after being deposited in the Canadian mail. Any party may change its address for such communications by giving notice thereof to the other party in conformity with this Section.

6.10     Time.  Time is of the essence of this Warrant.

6.11 Construction of Warrant. This Warrant has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party.

6.12 No Endorsement. Holder understands that no federal or state securities administrator has made any finding or determination relating to the fairness of investment in the Company or purchase of the Common Shares hereunder and that no federal or state securities administrator has recommended or endorsed the offering of securities by the Company hereunder.

6.13 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

6.14 Currency. All dollar amounts referred to or contemplated herein shall be in American funds.

6.15 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Warrant.

                                                COMPANY:

                                                OFFICELAND INC.

                                                By:

                                                Name:

                                                Title: